EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media Contact : Laura J. Wakeley 717-291-2616
Fulton Financial reports first quarter earnings
     (April 21) — Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) reported net income available to common shareholders of $8.1 million for the first quarter ended March 31, 2009, an 80.6 percent decrease from the same period in 2008. Diluted net income per share for the quarter was 5 cents, a 79.2 percent decrease from the same period in 2008. Total assets at March 31, 2009 were approximately $16.5 billion.
     The decrease in net income available to common shareholders and diluted net income per share was mainly due to a $38.8 million increase in the provision for loan losses and $5.0 million of dividends and discount accretion on the preferred stock issued to the United States Treasury under the Capital Purchase Program.
     A comparison of the Corporation’s earnings for the first quarter of 2009 to the fourth quarter of 2008 is impacted by a number of significant items. A detail of these items and their impact on the Corporation’s earnings for each period is included on page 6 of the attached supplemental financial information.
     “Despite experiencing good deposit growth and very strong mortgage refinancing activity, first quarter earnings were slowed by credit related charges,” said R. Scott Smith Jr., chairman and chief executive officer. “Our noninterest income was up significantly due to secondary market mortgage sale gains. In addition, our ongoing promotional efforts led to particularly strong certificate of deposit growth. However, the relatively higher funding costs associated with that growth, combined with lower earning asset yields, negatively impacted our net interest margin. We continue to address our credit challenges while closely monitoring expenses and positioning the company to produce stronger earnings as economic conditions improve. Our capital position remains strong.”
     Loans, net of unearned income, increased $620.4 million, or 5.4 percent, to $12.0 billion at March 31, 2009, compared to $11.4 billion at March 31, 2008. The increase was due to a $471.0 million, or 13.1 percent, increase in commercial mortgages, a $160.2 million, or 4.6 percent,

- MORE -

Page 2 . . . Fulton Financial reports first quarter earnings increase in commercial loans, a $126.3 million, or 8.2 percent, increase in home equity loans and a $68.3 million, or 7.8 percent, increase in residential mortgages. These increases were offset by a $123.5 million, or 9.3 percent, decrease in construction loans and a $72.2 million, or 16.0 percent, decrease in consumer loans.
     Non-performing assets were $269.2 million, or 1.63 percent of total assets, at March 31, 2009, compared to $144.7 million, or 0.90 percent, at March 31, 2008 and $219.0 million, or 1.35 percent, at December 31, 2008. The prolonged economic downturn continued to negatively impact the Corporation’s loan portfolio. The $124.6 million, or 86.1 percent, increase in non-performing assets since March 31, 2008 was primarily due to a $65.3 million, or 231.8 percent, increase in non-performing construction loans, a $29.7 million, or 98.6 percent, increase in non-performing commercial mortgage loans and a $15.0 million, or 42.4 percent, increase in non-performing commercial loans.
     Annualized net charge-offs for the quarter ended March 31, 2009 were 1.0 percent of average total loans, compared to 0.15 percent for the quarter ended March 31, 2008 and 0.89 percent for the quarter ended December 31, 2008. The increase in net charge-offs for the first quarter of 2009 in comparison to the same period in 2008 was primarily in construction loans and commercial mortgages. The provision for loan losses increased $38.8 million for the first quarter of 2009, as compared to the same period in 2008, and decreased $15.0 million from the fourth quarter of 2008. The increase in the provision for loan losses in comparison to the first quarter of 2008 was mainly due to the increase in the level of non-performing assets, which required additional increases to the allowance for credit losses.
     Total deposits increased $1.4 billion, or 13.6 percent, to $11.4 billion at March 31, 2009 compared to $10.0 billion at March 31, 2008. The increase was due to a $1.3 billion, or 28.6 percent, increase in time deposits and a $93.3 million, or 1.7 percent, increase in demand and savings deposits. In comparison to the fourth quarter of 2008, total deposits increased $862.1 million, or 8.2 percent, due to a $614.8 million, or 12.1 percent, increase in time deposits and a $247.3 million, or 4.5 percent, increase in demand and savings deposits.
     Net interest income for the first quarter decreased $1.8 million, or 1.4 percent, compared to the first quarter of 2008 and decreased $8.2 million, or 6.2 percent, from the fourth quarter of 2008. The Corporation’s net interest margin was 3.45 percent for the first quarter of 2009, 3.58 percent for the first quarter of 2008 and 3.68 percent for fourth quarter of 2008.
     Other income, excluding investment securities gains, increased $7.6 million, or 20.8 percent, in the first quarter of 2009 compared to the same period in 2008. The increase was primarily due to a $6.3 million, or 271.7 percent, increase in gains on sale of mortgage loans due to increased volumes of loans sold, as refinance activity grew in the current low mortgage interest rate

Page 3 . . . Fulton Financial reports first quarter earnings environment. Also contributing to the increase was $1.2 million of credit card fee income earned under a joint marketing agreement executed with the purchaser of the Corporation’s credit card portfolio in April of 2008 and a $927,000, or 6.6 percent, increase in service charges on deposit accounts. These increases were offset by an $856,000, or 9.8 percent, decrease in investment management and trust services income. Compared to the fourth quarter of 2008, other income, excluding securities gains (losses), increased $5.2 million, or 13.5 percent, due to a $5.5 million, or 178.5 percent, increase in gains on sale of mortgage loans, offset by a $1.3 million, or 7.9 percent, decrease in service charges on deposit accounts.
     Investment securities gains increased $1.7 million, or 134.3 percent, in the first quarter of 2009 compared to the same period in 2008. Investment securities gains in the first quarter of 2009 included $6.1 million of net gains on the sale of debt securities, offset by $2.0 million of other-than-temporary impairment charges related to debt securities issued by financial institutions in the form of pooled trust preferred securities and $956,000 of other-than-temporary impairment charges related to bank stocks. Investment securities gains in the first quarter of 2008 included gains of $3.6 million from the redemption of Class B shares of Visa, Inc. (Visa) in connection with Visa’s initial public offering and $1.0 million from the sale of Mastercard, Inc shares, offset by $3.6 million in other-than-temporary impairment charges related to bank stocks. Investment securities losses for the fourth quarter of 2008 included $12.9 million of other-than-temporary impairment charges related to bank stocks and $12.8 million of other-than-temporary impairment charges related to debt securities issued by financial institutions in the form of pooled trust preferred securities.
     Other expenses increased $9.7 million, or 10.0 percent, compared to the same period in 2008. The increase was primarily due to $6.2 million of charges to increase the Corporation’s guarantee liability associated with the decision to purchase illiquid auction rate securities previously sold to customers of the Corporation’s investment management and trust subsidiary, Fulton Financial Advisors, N.A. Also contributing to the increase in other expenses was a $3.4 million, or 397.4 percent, increase in Federal Deposit Insurance Corporation insurance premiums due to an increase in assessment rates and a $1.4 million increase related to the reversal of legal reserves in the first quarter of 2008 associated with the initial public offering of Visa. Compared to the fourth quarter of 2008, other expenses, excluding goodwill impairment charges, increased $5.5 million, or 5.5 percent.
     Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has nearly 3,900 employees and operates more than 265 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust Company, Hagerstown, MD; Delaware

Page 4 . . . Fulton Financial reports first quarter earnings
National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD; Skylands Community Bank, Hackettstown, NJ and The Columbia Bank, Columbia, MD.
     The Corporation’s financial services affiliates include: Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc., Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA. Residential mortgage lending is offered by all banks through Fulton Mortgage Company.
     Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.
Safe Harbor Statement:
     This news release may contain forward-looking statements with respect to our financial condition, results of operations and business. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995. When words such as “believes,” “expects,” “anticipates,” “intends,” “forecasts,” “projects,” “will” and similar words and expressions are used in its press releases, the Corporation is making forward-looking statements.
     Such forward-looking statements reflect the Corporation’s current views and expectations based largely on information currently available to its management, and on its current expectations, assumptions, plan, estimates, judgments, and projections about its business and its industry, and they involve inherent risks, contingencies, uncertainties and other factors. Although the Corporation believes that these forward-looking statements are based on reasonable estimates and assumptions, the Corporation is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct and actual results could differ materially from those expressed or implied by such forward-looking statements and such statements are not guarantees of future performance. The Corporation undertakes no obligation to update or revise any forward-looking statements. Accordingly, investors and others are cautioned not to place undue reliance on such forward-looking statements.
     Many factors could affect future financial results including, without limitation, acquisition and growth strategies; market risk; changes or adverse developments in economic, political or regulatory conditions; a continuation or worsening of the current disruption in credit and other markets, including the lack of or reduced access to, and the abnormal functioning of, markets for mortgage and other asset-backed securities and for commercial paper and other short-term borrowings; the effect of competition and interest rates on net interest margin and net interest income; investment strategy and income growth; investment securities gains; declines in the value of securities which may result in charges to earnings; changes in rates of deposit and loan

Page 5 . . . Fulton Financial reports first quarter earnings growth; asset quality and the impact on assets from adverse changes in the economy and in credit and other markets and resulting effects on credit risk and asset values; balances of risk-sensitive assets to risk-sensitive liabilities; salaries and employee benefits and other expenses; amortization of intangible assets; goodwill impairment; capital and liquidity strategies; and other financial and business matters for future periods.
     For a more complete discussion of certain risks and uncertainties affecting the Corporation, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Corporation’s filings with the Securities and Exchange Commission.
# # #
2009